Exhibit 99.1

OUTFRONT MEDIA REPORTS FIRST QUARTER 2019 RESULTS
Revenues of $371.7 million
Operating Income of $36.9 million; Net income of $6.1 million, $0.04 per diluted share
Adjusted OIBDA of $86.8 million
AFFO of $39.2 million
Quarterly dividend of $0.36 per share, payable June 28, 2019

NEW YORK, May 7, 2019 – OUTFRONT Media Inc. (NYSE: OUT) today reported results for the quarter ended March 31, 2019.

“First quarter results continued our strong performance and exceeded our expectations, with total revenues up 10.0% and Adjusted OIBDA up 6.9%,” said Jeremy Male, Chairman and Chief Executive Officer of OUTFRONT Media. “Billboard growth was strong, and transit growth was exceptional. Both were driven by digital and static, with healthy national advertising and the strongest local we’ve ever seen. Looking across our portfolio, we are confident that growth will accelerate further in the second quarter.”

	Three Months Ended March 31,
$ in Millions, except per share amounts	2019	2018
Revenues	$371.7	$337.9
Organic Revenues	371.7	337.2
Operating Income	36.9	31.7
Adjusted OIBDA	86.8	81.2
Net Income	6.1	9.1
Earnings per share[1]	$0.04	$0.06
Funds From Operations (FFO)	42.1	45.3
Adjusted FFO (AFFO)	39.2	38.1
Shares Outstanding[2]	141.1	139.1
Notes: See exhibits for reconciliations of non-GAAP financial measures; 1) Per share for diluted earnings per share; 2) Diluted Weighted-Average Shares Outstanding

First Quarter 2019 Results

Consolidated
Reported and organic revenues of $371.7 million increased $33.8 million, or 10.0%, for the first quarter of 2019 as compared to the same prior-year period. On an organic basis, revenues of $371.7 million for the first quarter of 2019 increased 10.2%.

Reported billboard revenues of $251.0 million increased $11.7 million, or 4.9%, due to higher average revenue per display (yield) and the growth in revenues from digital billboard conversions. On an organic basis, billboard revenues increased 5.2% due to an increase in yield and the growth in revenues from digital billboard conversions.

Reported transit and other revenues of $120.7 million increased $22.1 million, or 22.4%, due primarily to an increase in yield and the net effect of won and lost franchises in the period. On an organic basis, transit and other revenues increased 22.5% due primarily to an increase in yield, growth in revenues from digital conversions and the net effect of won and lost franchises in the period.

Total Operating expenses of $216.9 million increased $19.8 million, or 10.0%, due primarily to higher transit franchise expenses due to higher transit revenues, the addition of our San Francisco Bay Area Rapid Transit (“BART”) transit franchise agreement, higher posting, maintenance and other expenses, and higher billboard lease expense. Selling, General and Administrative expenses (“SG&A”) of $73.3 million increased $8.7 million, or 13.5%, due primarily to higher compensation and other employee-related costs and higher professional fees.

Adjusted OIBDA of $86.8 million increased $5.6 million, or 6.9%.

Segment Results

U.S. Media
Reported and organic revenues of $338.4 million increased $28.5 million, or 9.2%, due primarily to an increase in yield and growth in revenues from new digital billboard and transit displays. Billboard revenues increased 4.4% due to an increase in yield and growth in revenues from digital billboard conversions. Transit and other revenues increased 22.2% due primarily to an increase in yield, growth in revenues from new digital displays and the net effect of won and lost franchises in the period.

Operating expenses increased $17.9 million, or 10.2%, due primarily to higher transit franchise expenses due to higher transit revenues, the addition of our BART transit franchise agreement and higher billboard lease expense. SG&A expenses increased $4.9 million, or 10.8%, due primarily to higher compensation and other employee-related costs, including commissions on first quarter sales, and higher professional fees.

Adjusted OIBDA of $94.6 million increased $5.7 million, or 6.4%.

Other
Reported revenues of $33.3 million increased $5.3 million, or 18.9%, due primarily to an increase in third-party digital sales and improved performance in Canada. On an organic basis, revenues increased $6.0 million, or 22.0%, excluding $0.7 million in unfavorable foreign currency exchange rates.

Operating expenses increased $1.9 million, or 8.8%, driven by higher costs related to third-party digital equipment sales. SG&A expenses increased $1.4 million, or 19.4%, driven primarily by higher expenses related to our Sports Marketing operating segment.

Adjusted OIBDA was $1.2 million compared to a loss of $0.8 million in the same prior-year period.

Corporate
Corporate costs, excluding stock-based compensation, increased $2.1 million, or 30.4%, to $9.0 million, due primarily to higher compensation-related expenses.

Interest Expense
Net Interest expense in the first quarter of 2019 was $32.7 million, including amortization of deferred financing costs of $1.4 million, as compared to $30.0 million in the same prior-year period, including amortization of deferred financing costs of $1.4 million. The increase was due primarily to a higher weighted average cost of debt at March 31, 2019 of 5.1% compared to 4.9% in the same prior-year period, and a higher outstanding debt balance.

Income Taxes
The benefit from income taxes was $1.0 million in the first quarter of 2019 compared to $6.7 million in the first quarter of 2018.  Cash paid for income taxes in the three months ended March 31, 2019 was $0.8 million.

Net Income
Net income was $6.1 million in the first quarter of 2019 as compared to $9.1 million in the same prior-year period. Diluted weighted average shares outstanding were 141.1 million for the first quarter of 2019 and 139.1 million for the same prior-year period. Net income per common share for diluted earnings per weighted average share was $0.04 for the first quarter of 2019 as compared to $0.06 in the same prior-year period.

FFO & AFFO
FFO was $42.1 million in the first quarter of 2019, a decrease of $3.2 million, or 7.1%, from the same prior-year period, driven primarily by lower net income. AFFO was $39.2 million in the first quarter of 2019, an increase of $1.1 million, or 2.9%, compared to the same prior-year period, due primarily to higher operating income, partially offset by higher interest expense, higher maintenance capital expenditures and higher cash paid for direct lease acquisition costs.

Cash Flow & Capital Expenditures
Net cash flow provided by operating activities of $41.4 million for the three months ended March 31, 2019 decreased $20.7 million, or 33.3%, compared to $62.1 million during the same prior-year period, due primarily to prepaid MTA equipment deployment costs. Total capital expenditures increased $1.3 million, or 7.7%, to $18.1 million for the three months ended March 31, 2019, compared to the same prior year period.

Dividends
In the three months ended March 31, 2019, we paid cash dividends of $51.8 million. We announced on April 26, 2019 that our board of directors has approved a quarterly cash dividend on our common stock of $0.36 per share payable on June 28, 2019, to shareholders of record at the close of business on June 7, 2019.

Balance Sheet and Liquidity
As of March 31, 2019, our liquidity position included unrestricted cash of $52.7 million, $328.9 million of availability under our $430.0 million revolving credit facility, net of $66.1 million of issued letters of credit against the letter of credit facility sublimit under the revolving credit facility and $35.0 million of outstanding borrowings, and $20.0 million of borrowing capacity remaining on the accounts receivable securitization facility. During the three months ended March 31, 2019, we received net proceeds of $16.7 million related to the sale of 750,000 shares of our common stock under our at-the-market equity offering program, of which $267.5 million remains available. Total indebtedness as of March 31, 2019 was $2.4 billion, excluding $19.3 million of debt issuance costs. Total indebtedness includes a $670.0 million term loan, $1.5 billion of senior unsecured notes, $35.0 million of borrowings under our revolving credit facility, $80.0 million of borrowings under our accounts receivable securitization facility and $75.0 million of borrowings under our repurchase facility.

Conference Call
We will host a conference call to discuss the results on May 7, 2019 at 4:30 p.m. Eastern Time. The conference call numbers are 800-458-4121 (U.S. callers) and 323-794-2597 (International callers) and the passcode for both is 6920713. Live and replay versions of the conference call will be webcast in the Investor Relations section of our website, www.OUTFRONTmedia.com.

Supplemental Materials
In addition to this press release, we have provided a supplemental investor presentation which can be viewed on our website, www.OUTFRONTmedia.com.

About OUTFRONT Media Inc.
OUTFRONT leverages the power of technology, location and creativity to connect brands with consumers outside of their homes through one of the largest and most diverse sets of billboard, transit, and mobile assets in North America. Through its ON Smart Media platform, OUTFRONT is implementing digital technology that will fundamentally change the ways advertisers engage audiences on-the-go.

Contact:
Investors:	Media:
Gregory Lundberg	Carly Zipp
Senior Vice President, Investor Relations	Director of Communications
(212) 297-6441	(212) 297-6479
greg.lundberg@OUTFRONTmedia.com	carly.zipp@OUTFRONTmedia.com

Non-GAAP Financial Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) provided throughout this document, this document and the accompanying tables include non-GAAP financial measures as described below. We calculate organic revenues as reported revenues excluding the impact of foreign currency exchange rates (“non-organic revenues”). We provide organic revenues to understand the underlying growth rate of revenue excluding the impact of non-organic revenue items. Our management believes organic revenues are useful to users of our financial data because it enables them to better understand the level of growth of our business period to period. We calculate and define “Adjusted OIBDA” as operating income (loss) before depreciation, amortization, net (gain) loss on dispositions, stock-based compensation and restructuring charges. We calculate Adjusted OIBDA margin by dividing Adjusted OIBDA by total revenues. Adjusted OIBDA and Adjusted OIBDA margin are among the primary measures we use for managing our business, evaluating our operating performance and planning and forecasting future periods, as each is an important indicator of our operational strength and business performance. Our management believes users of our financial data are best served if the information that is made available to them allows them to align their analysis and evaluation of our operating results along the same lines that our management uses in managing, planning and executing our business strategy. Our management also believes that the presentations of Adjusted OIBDA and Adjusted OIBDA margin, as supplemental measures, are useful in evaluating our business because eliminating certain non-comparable items highlight operational trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures. It is management’s opinion that these supplemental measures provide users of our financial data with an important perspective on our operating performance and also make it easier for users of our financial data to compare our results with other companies that have different financing and capital structures or tax rates. We calculate Funds From Operations (“FFO”) in accordance with the definition established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO reflects net income (loss) adjusted to exclude gains and losses from the sale of real estate assets, depreciation and amortization of real estate assets, amortization of direct lease acquisition costs and the same adjustments for our equity-based investments, as well as the related income tax effect of adjustments, as applicable. We calculate Adjusted FFO (“AFFO”) as FFO adjusted to include cash paid for direct lease acquisition costs as such costs are generally amortized over a period ranging from four weeks to one year and therefore are incurred on a regular basis. AFFO also includes cash paid for maintenance capital expenditures since these are routine uses of cash that are necessary for our operations. In addition, AFFO excludes costs related to restructuring charges, as well as certain non-cash items, including non-real estate depreciation and amortization, stock-based compensation expense, accretion expense, the non-cash effect of straight-line rent and amortization of deferred financing costs, and the non-cash portion of income taxes, as well as the related income tax effect of adjustments, as applicable. We use FFO and AFFO measures for managing our business and for planning and forecasting future periods, and each is an important indicator of our operational strength and business performance, especially compared to other real estate investment trusts (“REITs”). Our management believes users of our financial data are best served if the information that is made available to them allows them to align their analysis and evaluation of our operating results along the same lines that our management uses in managing, planning and executing our business strategy. Our management also believes that the presentations of FFO and AFFO, as supplemental measures, are useful in evaluating our business because adjusting results to reflect items that have more bearing on the operating performance of REITs highlight trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures. It is management’s opinion that these supplemental measures provide users of our financial data with an important perspective on our operating performance and also make it easier to compare our results to other companies in our industry, as well as to REITs. Since organic revenues, Adjusted OIBDA, Adjusted OIBDA margin, FFO and AFFO are not measures calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for, revenues, operating income (loss) and net income (loss), the most directly comparable GAAP financial measures, as indicators of operating performance. These measures, as we calculate them, may not be comparable to similarly titled measures employed by other companies. In addition, these measures do not necessarily represent funds available for discretionary use and are not necessarily a measure of our ability to fund our cash needs.

Please see Exhibits 4-6 of this release for a reconciliation of the above non-GAAP financial measures to the most directly comparable GAAP financial measures.

Cautionary Statement Regarding Forward-Looking Statements
We have made statements in this document that are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “could,” “would,” “may,” “might,” “will,” “should,” “seeks,” “likely,” “intends,” “plans,” “projects,” “predicts,” “estimates,” “forecast” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions related to our capital resources, portfolio performance and results of operations. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and may not be able to be realized. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: declines in advertising and general economic conditions; competition; government regulation; our inability to increase the number of digital advertising displays in our portfolio; our ability to implement our digital display platform and deploy digital advertising displays to our transit franchise partners; taxes, fees and registration requirements; our ability to obtain and renew key municipal contracts on favorable terms; decreased government compensation for the removal of lawful billboards; content-based restrictions on outdoor advertising; environmental, health and safety laws and regulations; seasonal variations; acquisitions and other strategic transactions that we may pursue could have a negative effect on our results of operations; dependence on our management team and other key employees; the ability of our board of directors to cause us to issue additional shares of stock without stockholder approval; certain provisions of Maryland law may limit the ability of a third party to acquire control of us; our rights and the rights of our stockholders to take action against our directors and officers are limited; our substantial indebtedness; restrictions in the agreements governing our indebtedness; incurrence of additional debt; interest rate risk exposure from our variable-rate indebtedness; our ability to generate cash to service our indebtedness; cash available for distributions; hedging transactions; diverse risks in our Canadian business; a breach of our security measures; changes in regulations and consumer concerns regarding privacy, information security and data, or any failure or perceived failure to comply with these regulations or our internal policies; asset impairment charges for our long-lived assets and goodwill; our failure to remain qualified to be taxed as a REIT; REIT distribution requirements; availability of external sources of capital; we may face other tax liabilities even if we remain qualified to be taxed as a REIT; complying with REIT requirements may cause us to liquidate investments or forgo otherwise attractive opportunities; our ability to contribute certain contracts to a taxable REIT subsidiary (“TRS”); our planned use of TRSs may cause us to fail to remain qualified to be taxed as a REIT; REIT ownership limits; complying with REIT requirements may limit our ability to hedge effectively; failure to meet the REIT income tests as a result of receiving non-qualifying income; even if we remain qualified to be taxed as a REIT, and we sell assets before July 17, 2019, we could be subject to tax on any unrealized net built-in gains in the assets held before electing to be treated as a REIT; the Internal Revenue Service (the “IRS”) may deem the gains from sales of our outdoor advertising assets to be subject to a 100% prohibited transaction tax; establishing operating partnerships as part of our REIT structure; U.S. federal tax reform legislation could affect us in ways that are difficult to anticipate; and other factors described in our filings with the Securities and Exchange Commission (the “SEC”), including but not limited to the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 27, 2019. All forward-looking statements in this document apply as of the date of this document or as of the date they were made and, except as required by applicable law, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors of new information, data or methods, future events or other changes.

EXHIBITS

Exhibit 1: CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) See Notes on Page 13

	Three Months Ended
	March 31,
(in millions, except per share amounts)	2019	2018
Revenues:
Billboard	$251.0	$239.3
Transit and other	120.7	98.6
Total revenues	371.7	337.9
Expenses:
Operating	216.9	197.1
Selling, general and administrative	73.3	64.6
Restructuring charges	0.3	1.1
Net gain on dispositions	(1.5)	(0.2)
Depreciation	21.1	21.1
Amortization	24.7	22.5
Total expenses	334.8	306.2
Operating income	36.9	31.7
Interest expense, net	(32.7)	(30.0)
Other income (expense), net	0.1	(0.1)
Income before benefit for income taxes and equity in earnings of investee companies	4.3	1.6
Benefit for income taxes	1.0	6.7
Equity in earnings of investee companies, net of tax	0.8	0.8
Net income	$6.1	$9.1

Net income per common share:
Basic	$0.04	$0.06
Diluted	$0.04	$0.06

Weighted average shares outstanding:
Basic	140.7	138.8
Diluted	141.1	139.1

Exhibit 2: CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Unaudited) See Notes on Page 13

	As of
(in millions)	March 31, 2019	December 31, 2018
Assets:
Current assets:
Cash and cash equivalents	$52.7	$52.7
Restricted cash	1.4	1.4
Receivables, less allowance ($10.7 in 2019 and $10.7 in 2018)	229.1	264.9
Prepaid lease and transit franchise costs	13.4	69.3
Prepaid MTA equipment deployment costs	31.1	18.9
Other prepaid expenses	15.3	13.9
Other current assets	8.7	8.4
Total current assets	351.7	429.5
Property and equipment, net	654.7	652.9
Goodwill	2,080.7	2,079.7
Intangible assets	532.0	537.2
Operating lease assets	1,327.8	—
Prepaid MTA equipment deployment costs	71.1	60.6
Other assets	59.0	68.8
Total assets	$5,077.0	$3,828.7

Liabilities:
Current liabilities:
Accounts payable	$53.3	$56.5
Accrued compensation	24.4	47.1
Accrued interest	26.0	19.1
Accrued lease and transit franchise costs	40.7	44.2
Other accrued expenses	32.9	31.2
Deferred revenues	37.3	29.8
Short-term debt	155.0	160.0
Short-term operating lease liabilities	153.8	—
Other current liabilities	15.1	14.7
Total current liabilities	538.5	402.6
Long-term debt, net	2,185.7	2,149.6
Deferred income tax liabilities, net	17.5	17.0
Asset retirement obligation	34.4	34.2
Operating lease liabilities	1,166.5	—
Other liabilities	42.5	80.0
Total liabilities	3,985.1	2,683.4

Commitments and contingencies

Stockholders’ equity:
Common stock (2019 - 450.0 shares authorized, and 141.6 shares issued
and outstanding; 2018 - 450.0 shares authorized, and 140.2 issued and outstanding)	1.4	1.4
Additional paid-in capital	2,012.0	1,995.0
Distribution in excess of earnings	(941.9)	(871.6)
Accumulated other comprehensive loss	(20.2)	(22.0)
Total stockholders’ equity	1,051.3	1,102.8
Non-controlling interests	40.6	42.5
Total equity	1,091.9	1,145.3
Total liabilities and equity	$5,077.0	$3,828.7

Exhibit 3: CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) See Notes on Page 13

	Three Months Ended
	March 31,
(in millions)	2019	2018
Operating activities:
Net income	$6.1	$9.1
Adjustments to reconcile net income to net cash flow provided by operating activities:
Depreciation and amortization	45.8	43.6
Deferred tax benefit	(0.1)	(2.3)
Stock-based compensation	5.3	5.0
Provision for doubtful accounts	1.0	(0.8)
Accretion expense	0.6	0.6
Net gain on dispositions	(1.5)	(0.2)
Equity in earnings of investee companies, net of tax	(0.8)	(0.8)
Distributions from investee companies	0.7	0.2
Amortization of deferred financing costs and debt discount and premium	1.4	1.4
Cash paid for direct lease acquisition costs	(14.0)	(12.5)
Change in assets and liabilities, net of investing and financing activities:
Decrease in receivables	35.1	42.8
Increase in prepaid MTA equipment deployment costs	(22.7)	(7.2)
Increase in prepaid expenses and other current assets	(3.2)	(7.4)
Decrease in accounts payable and accrued expenses	(24.3)	(18.9)
Increase in deferred revenues	7.5	13.6
Decrease in income taxes	(1.7)	(4.5)
Other, net	6.2	0.4
Net cash flow provided by operating activities	41.4	62.1

Investing activities:
Capital expenditures	(18.1)	(16.8)
Acquisitions	(7.5)	(4.1)
MTA franchise rights	(5.4)	(1.4)
Net proceeds from dispositions	2.2	0.2
Return of investments in investee companies	0.1	—
Net cash flow used for investing activities	(28.7)	(22.1)

Financing activities:
Proceeds from long-term debt borrowings	35.0	10.0
Proceeds from borrowings under short-term debt facilities	15.0	57.0
Repayments of borrowings under short-term debt facilities	(20.0)	(45.0)
Proceeds from shares issued under the ATM Program	16.6	—
Taxes withheld for stock-based compensation	(7.6)	(6.5)
Dividends	(51.8)	(51.1)
Net cash flow used for financing activities	(12.8)	(35.6)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	0.1	(0.2)
Net increase in cash, cash equivalents and restricted cash	—	4.2
Cash, cash equivalents and restricted cash at beginning of period	54.1	48.3
Cash, cash equivalents and restricted cash at end of period	$54.1	$52.5

Exhibit 3: CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(Unaudited) See Notes on Page 13

	Three Months Ended
	March 31,
(in millions)	2019	2018
Supplemental disclosure of cash flow information:
Cash paid for income taxes	$0.8	$0.2
Cash paid for interest	24.5	20.8

Non-cash investing and financing activities:
Accrued purchases of property and equipment	9.4	11.0
Accrued MTA franchise rights	1.8	—
Taxes withheld for stock-based compensation	0.1	1.0

Exhibit 4: SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION
(Unaudited) See Notes on Page 13

	Three Months Ended March 31, 2019
(in millions, except percentages)	U.S. Media	Other	Corporate	Consolidated
Revenues:
Billboard	$236.2	$14.8	$—	$251.0
Transit and other	102.2	18.5	—	120.7
Total revenues	$338.4	$33.3	$—	$371.7
Organic revenues(a):
Billboard	$236.2	$14.8	$—	$251.0
Transit and other	102.2	18.5	—	120.7
Total organic revenues(a)	$338.4	$33.3	$—	$371.7
Non-organic revenues(b):
Billboard	$—	$—	$—	$—
Transit and other	—	—	—	—
Total non-organic revenues(b)	$—	$—	$—	$—

Operating income (loss)	$55.5	$(4.0)	$(14.6)	$36.9
Restructuring charges	—	—	0.3	0.3
Net gain on dispositions	(1.5)	—	—	(1.5)
Depreciation and amortization	40.6	5.2	—	45.8
Stock-based compensation	—	—	5.3	5.3
Adjusted OIBDA	$94.6	$1.2	$(9.0)	$86.8

Adjusted OIBDA margin	28.0%	3.6%	*	23.4%

Capital expenditures	$17.3	$0.8	$—	$18.1

	Three Months Ended March 31, 2018
(in millions, except percentages)	U.S. Media	Other	Corporate	Consolidated
Revenues:
Billboard	$226.3	$13.0	$—	$239.3
Transit and other	83.6	15.0	—	98.6
Total revenues	$309.9	$28.0	$—	$337.9
Organic revenues(a)
Billboard	$226.3	$12.4	$—	$238.7
Transit and other	83.6	14.9	—	98.5
Total organic revenues(a)	$309.9	$27.3	$—	$337.2
Non-organic revenues(b):
Billboard	$—	$0.6	$—	$0.6
Transit and other	—	0.1	—	0.1
Total non-organic revenues(b)	$—	$0.7	$—	$0.7

Operating income (loss)	$50.6	$(7.0)	$(11.9)	$31.7
Restructuring charges	0.5	0.6	—	1.1
Net gain on dispositions	(0.2)	—	—	(0.2)
Depreciation and amortization	38.0	5.6	—	43.6
Stock-based compensation	—	—	5.0	5.0
Adjusted OIBDA	$88.9	$(0.8)	$(6.9)	$81.2

Adjusted OIBDA margin	28.7%	(2.9)%	*	24.0%

Capital expenditures	$14.4	$2.4	$—	$16.8

Exhibit 5: SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES
(Unaudited) See Notes on Page 13

	Three Months Ended
	March 31,
(in millions, except per share amounts)	2019	2018
Net income	$6.1	$9.1
Depreciation of billboard advertising structures	16.3	17.0
Amortization of real estate-related intangible assets	10.9	10.6
Amortization of direct lease acquisition costs	10.3	8.7
Net gain on disposition of real estate assets	(1.5)	(0.2)
Adjustment related to equity-based investments	—	0.1
FFO	$42.1	$45.3

FFO	$42.1	$45.3
Non-cash portion of income taxes	(1.8)	(6.9)
Cash paid for direct lease acquisition costs	(14.0)	(12.5)
Maintenance capital expenditures	(4.1)	(3.1)
Restructuring charges	0.3	1.1
Other depreciation	4.8	4.1
Other amortization	3.5	3.2
Stock-based compensation	5.3	5.0
Non-cash effect of straight-line rent	1.1	0.1
Accretion expense	0.6	0.6
Amortization of deferred financing costs	1.4	1.4
Income tax effect of adjustments(c)	—	(0.2)
AFFO	$39.2	$38.1

Exhibit 6: SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES
(Unaudited) See Notes on Page 13

	Three Months Ended
	March 31,
(in millions)	2019	2018
Adjusted OIBDA	$86.8	$81.2
Interest expense, net, less amortization of deferred financing costs	(31.3)	(28.6)
Cash paid for income taxes	(0.8)	(0.2)
Cash paid for direct lease acquisition costs	(14.0)	(12.5)
Maintenance capital expenditures	(4.1)	(3.1)
Equity in earnings of investee companies, net of tax	0.8	0.8
Adjustment related to equity-based investments	—	0.1
Non-cash effect of straight-line rent	1.1	0.1
Accretion expense	0.6	0.6
Other income (expense)	0.1	(0.1)
Income tax effect of adjustments(c)	—	(0.2)
AFFO	$39.2	$38.1

Exhibit 7: OPERATING EXPENSES
(Unaudited) See Notes on Page 13

	Three Months Ended
(in millions, except	March 31,		%
percentages)	2019	2018	Change
Operating expenses:
Billboard property lease	$96.0	$93.5	2.7%
Transit franchise	58.1	47.3	22.8
Posting, maintenance and other	62.8	56.3	11.5
Total operating expenses	$216.9	$197.1	10.0

Exhibit 8: EXPENSES BY SEGMENT
(Unaudited) See Notes on Page 13

	Three Months Ended
(in millions, except	March 31,		%
percentages)	2019	2018	Change
U.S. Media:
Operating expenses	$193.4	$175.5	10.2%
SG&A expenses	50.4	45.5	10.8

Other:
Operating expenses	23.5	21.6	8.8
SG&A expenses	8.6	7.2	19.4

NOTES TO EXHIBITS

PRIOR PERIOD PRESENTATION CONFORMS TO CURRENT REPORTING CLASSIFICATIONS.

(a)	Organic revenues exclude the impact of foreign currency exchange rates (“non-organic revenues”).

(b)	In the three months ended March 31, 2018, non-organic revenues reflect the impact of foreign currency exchange rates.

(c)	Income tax effect related to Restructuring charges.

* Calculation not meaningful